EXHIBIT 10.1

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 (this “Amendment”) to the Employment Agreement dated as of March 31, 2004 (the “Agreement”), is made and entered into as of the 9th day of January, 2006, by and between FTI, LLC, a Maryland limited liability company with its principal offices in Annapolis, Maryland (“FTI LLC”), FTI Consulting, Inc., a Maryland corporation with its principal offices in Annapolis, Maryland (“FTI”), and Barry S. Kaufman (“Executive”). FTI LLC, FTI and its consolidated subsidiaries and affiliates constitute the “Company.”

W I T N E S S E T H:

WHEREAS, the Agreement provides that Executive shall be employed in the position of Executive Vice President and Chief Risk Management Officer of the Company; and

WHEREAS, effective January 9, 2006, the Company has offered, and Mr. Kaufman has accepted, the newly created position of leader of the Company’s technology activities and initiatives in the capacity as a senior managing director of FTI, LLC (“SMD”); and

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Amendment, Company and Executive hereby agree as follows:

1. Change in Title. As of January 9, 2006, Executive will (i) be employed to serve as, and have the title of, a SMD and leader of the Company’s technology activities and initiatives, to perform such duties consistent with such positions and as Executive shall reasonably be directed to perform by the President and Chief Executive Officer or Board of Directors of Company, (ii) have such authority as may be reasonably necessary or appropriate in order to enable Executive to carry out the duties and responsibilities of Executive’s employment under the Agreement, as amended, (iii) have Executive’s principal office located at Company’s offices in Annapolis, Maryland, and (iv) be entitled to office services and support commensurate with Executive’s position, duties and responsibilities.

2. Good Reason Resignation Rights. Executive hereby waives any right he might have otherwise had under Section 9(e)(i) of the Agreement to resign for “Good Reason” based on the change in title and responsibilities described in Section 1 of this Amendment. This waiver in no way affects Executive’s right or entitlement to exercise “Good Reason” resignation rights under Section 9(e) of the Agreement based on other or future circumstances, including but not limited to additional changes to his title and/or responsibilities beyond those contemplated by Section 1 of this Amendment.

3. Affirmation. This Amendment is to be read and construed with the Agreement as constituting one and the same agreement. Except as specifically modified by this Amendment, all remaining provisions, terms and conditions of the Agreement shall remain in full force and effect and shall be applicable to this Amendment with the same force and effect as if they were recited herein in full.

4. Defined Terms. All terms not herein defined shall have the meanings ascribed to them in the Agreement.

5. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have signed this Amendment on the date first above written.

FTI CONSULTING, INC.

Date: January 9, 2006	By:	/S/ JACK B. DUNN, IV
	Name:	Jack B. Dunn, IV
	Title:	President and Chief Executive Officer

EXECUTIVE

Date: January 12, 2006	By:	/S/ BARRY S. KAUFMAN
Barry S. Kaufman

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